AGREEMENT
This Agreement (hereinafter, this “Agreement”), by and between Mueller Water Products, Inc. (the “Company”) and Gregory S. Rogowski (“Executive”), is made, entered into, and is effective as of the 5th day of May, 2017 (the “Effective Date”). Both the Company and Executive are hereinafter individually referred to as a “Party” and jointly referred to as “Parties” in this Agreement.
WHEREAS, Executive currently serves as the President of Mueller Co., a subsidiary of the Company;
WHEREAS, Executive and the Company entered into that certain Employment Agreement, dated April 10, 2009, as amended effective as of December 1, 2009 and again amended effective as of March 31, 2012 (collectively, the “Employment Agreement”); and
WHEREAS, the Company has determined that it is in the best interests of the Company to assure that the Company shall continue to have the benefit of Executive’s services and, therefore, desires to provide Executive with an award payment as further provided in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements and provisions contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	VESTING PERIOD
Unless earlier terminated as hereinafter provided, this Agreement shall commence on the Effective Date hereof and shall end on February 16, 2020 (the “Vesting Period”). This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. The Parties agree that Executive’s employment with the Company continues to be at will.

2.	AWARD PAYMENT
1.    In General. In consideration of Executive’s agreement to continue employment with the Company during the Vesting Period, Executive is eligible to earn an award payment of up to five hundred and fifty thousand dollars ($550,000.00) (“Award Payment”), if Executive remains actively employed through the last day of the Vesting Period, subject to the provisions of Section 2.2 hereof. The Award Payment shall be payable to Executive in a single lump-sum payment on the Company’s first regularly scheduled payroll date that is coincident with or next following the date that is thirty (30) days after the end of the Vesting Period. If, prior to the end of the Vesting Period, Executive’s employment is terminated: (a) by the Company as a result of a termination for Cause (which, for purposes of this Agreement, shall have the meaning attributed to it in the Employment Agreement), or (b) by Executive for any reason, the Award Payment shall be immediately forfeited. Upon Executive’s receipt of the Award Payment, the Company shall have no further obligation to Executive with respect to the subject matter under this Agreement. This Agreement shall terminate upon the earlier of (y) the forfeiture of the award pursuant to this Section 2.1 or (z) the expiration of the Vesting Period.
2.    Award Payment Upon Involuntary Termination Without Cause or Upon Death or Disability.
(a)If Executive’s employment is involuntarily terminated prior to the end of the Vesting Period by the Company without Cause other than a termination due to Executive’s death or Disability (which, for purposes of this Agreement, shall have the meaning attributed to it in the Employment Agreement), such termination shall result in an immediate vesting of the Award Payment. Subject to the provisions of this Section 2.2(a), the Award Payment shall be payable to Executive in a single lump-sum payment on the Company’s first regularly scheduled payroll date that is coincident with or next following the date that is thirty (30) days after the date specified in the notice of separation from the Company as the date upon which Executive’s employment with the Company is to terminate (the “Separation Date”).
(b)If Executive’s employment is terminated prior to the end of the Vesting Period by reason of Executive’s death or Disability, Executive shall be entitled to the Award Payment on a pro-rated basis, based on the number of days Executive was actively employed by the Company during the Vesting Period (the “Pro-Rated Award Payment”). The Pro-Rated Award Payment shall be payable to Executive in a single lump-sum payment within thirty (30) days following the date of Executive’s termination of employment by reason of death or Disability.
3.    Section 409A. Any Award Payment paid pursuant to this Agreement is intended to constitute a payment pursuant to the “shortterm deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code Section 409A”) as set forth in Treas. Reg. § 1.409A1(b)(4), and this Agreement shall be interpreted consistent with such intent. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Code Section 409A, including any applicable exceptions. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Code Section 409A. If, at the time of Executive’s separation from service (within the meaning of Code Section 409A), (i) Executive is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes nonqualified deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the sixmonth delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such sixmonth period. Any payment under Section 2 of this Agreement shall be triggered only by a “separation from service” within the meaning of Code Section 409A.
3.    MISCELLANEOUS
1.    Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
2.    Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
3.    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to Executive at the last address he filed in writing with the Company or, in the case of the Company, at its principal office
4.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and, except as otherwise provided herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto, and any prior agreement of the Parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the Parties shall be liable or bound to any other Party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

5.    Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver.
6.    Amendments and Modifications. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company.
7.    Governing Law. To the extent not preempted by the laws of the United States, this Agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.
EXECUTIVE

By:    /s/ Gregory S. Rogowski
Gregory S. Rogowski
Date:    May 5, 2017

MUELLER WATER PRODUCTS, INC.

By:    /s/ J. Scott Hall
J. Scott Hall

Title:    President and CEO

Date:    May 5, 2017